Exhibit 99.2


                    Sapient Consolidates CEO Role; Greenberg
            remains CEO; Moore and Greenberg continue as Co-Chairmen

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--June 2, 2006--Sapient (NASDAQ:
SAPE) today announced that J. Stuart Moore will no longer serve as co-chief executive officer. Since co-founding Sapient, Moore and Jerry
A. Greenberg have been the company's co-CEOs and co-chairmen. Greenberg will continue to serve as CEO and they will both continue as co-chairmen. Moore and Greenberg started Sapient in 1990 and remain its two largest stockholders today.
    "Doing the right thing for Sapient has always driven the decisions Jerry and I make," said Moore. "At this point in Sapient's evolution, the right move is to clarify leadership accountability. I look forward to my continuing involvement and contribution to our company as co-chairman of our board of directors."
    "Stuart and I have enjoyed a terrific business partnership over the last 15 years" said Greenberg. "Our partnership has always been based on making the best decisions for the company's future. We believe that a change in our co-CEO structure will enable us to better capitalize on the strong opportunities we are seeing in our market."

    About Sapient

    Sapient, a business innovator, helps clients achieve extraordinary results from their customer relationships, business operations and technology. Leveraging a unique approach, breakthrough thinking and disciplined execution, Sapient leads its industry in delivering the right business results on time and on budget. Sapient works with clients that are driven to make a difference, including BP, Essent Energie, Harrah's Entertainment, Hilton International, Janus, National Institutes of Health (NIH), Sony Electronics, the U.S. Marine Corps and Verizon.
    Founded in 1990, Sapient is headquartered in Cambridge, Massachusetts, and operates across North America, Europe and India. More information about Sapient can be found at www.sapient.com.

    Sapient is a registered service mark of Sapient Corporation.



    CONTACT: Sapient
             Investor:
             Noelle Faris, 617-374-3682
             nfaris@sapient.com
             or
             Press:
             Jenny McLean, 310-264-5277
             jmclean@sapient.com